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    As filed with the Securities and Exchange Commission on September 5, 2000

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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

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                            THE MEN'S WEARHOUSE, INC.
             (Exact name of registrant as specified in its charter)


                          TEXAS                                                    74-1790172
        (State of incorporation or organization)                      (I.R.S. Employer Identification No.)


                   5803 GLENMONT DRIVE
                     HOUSTON, TEXAS                                                   77081
        (Address of principal executive offices)                                   (Zip Code)

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         If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. [X]

         If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. [ ]

        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                    Name of Each Exchange on which
        to be so Registered                    Each Class is to be Registered
        -------------------                    ------------------------------

       COMMON STOCK, $.01PAR VALUE             NEW YORK STOCK EXCHANGE


        Securities to be registered pursuant to Section 12(g) of the Act:

                                      NONE

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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

         The authorized capital stock of The Men's Wearhouse, Inc., a Texas corporation (the "Company") consists of 100,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), and 2,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock").

COMMON STOCK

         Holders of shares of Common Stock are entitled to one vote per share in the election of directors and on all other matters submitted to a vote of shareholders. Such holders do not have the right to cumulate their votes in the election of directors. Holders of Common Stock have no redemption or conversion rights and no preemptive or other rights to subscribe for securities of the Company. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in all of the assets remaining, if any, after satisfaction of all debts and liabilities of the Company, and the preferential rights of any series of Preferred Stock then outstanding. The shares of Common Stock outstanding are fully paid and non-assessable.

         Holders of Common Stock have an equal and ratable right to receive dividends, when, as and if declared by the board of directors out of funds legally available therefor and only after payment of, or provision for, full dividends on all outstanding shares of any series of Preferred Stock and after the Company has made provision for any required sinking or purchase funds for any series of Preferred Stock. The Company's Credit Agreement prohibits the payment of cash dividends on the Common Stock.

         In addition, on February 10, 1999, a wholly owned subsidiary of the Company combined with Moores Retail Group Inc., a New Brunswick corporation ("Moores"). Due to Canadian tax law considerations, Moores issued securities ("Exchangeable Shares") exchangeable for 2.5 million shares of Common Stock to the shareholders and option holders of Moores. The Exchangeable Shares have substantially identical economic and legal rights as, and will ultimately be exchanged on a one-on-one basis for, shares of Common Stock. All Exchangeable Shares must be converted into Common Stock within five years of the combination. As of July 28, 2000, there were 573,605 Exchangeable Shares that have not yet been converted, but are reflected as Common Stock outstanding for financial reporting purposes by the Company.

PREFERRED STOCK

         The Preferred Stock may be issued, from time to time in one or more series, and the board of directors, without further approval of the shareholders, is authorized to fix the dividend rights and terms, redemption rights and terms, liquidation preferences, conversion rights, voting rights and sinking fund provisions applicable to each such series of Preferred Stock. If the Company issues a series of Preferred Stock in the future that has voting rights or preference over the Common Stock with respect to the payment of dividends and upon the Company's liquidation, dissolution or winding up, the rights of the holders of Common Stock offered hereby may be adversely affected. The issuance of shares of Preferred Stock could be utilized, under certain circumstances, in an attempt to prevent an acquisition of the Company. The Company has no present intention to issue any shares of Preferred Stock other than the one share of Preferred Stock issued in connection with the Moores combination.

         One share of Preferred Stock, designated "Series A Special Voting Preferred Stock", was issued in connection with the Moores transaction. The holder of this share of Series A Special Voting Preferred Stock is entitled to vote on all matters on which the holders of Common Stock vote and is entitled to that number of votes as are equal to the number of Exchangeable Shares then outstanding. The trustee who holds the one share of Series A Special Voting Preferred Stock must vote such share in accordance with instructions from the holders of Exchangeable Shares. In the event of a liquidation, dissolution or winding up of the Company, the holder of the one share of Series A Special Voting Preferred Stock will be entitled to receive $0.01, after satisfaction of all



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debts and liabilities of the Company and the preferential rights of any other series of Preferred Stock then outstanding. The holder of the Series A Special Voting Preferred Stock shall have no rights as to the payment of dividends nor shall the holder thereof be entitled to convert the Series A Special Voting Preferred Stock into Common Stock.

LIMITATION OF DIRECTOR LIABILITY

         The Restated Articles of Incorporation of the Company contain a provision that limits the liability of the Company's directors as permitted under Texas law. The provision eliminates the liability of a director to the Company or its shareholders for monetary damages for negligent or grossly negligent acts or omissions in the director's capacity as a director. The provision does not affect the liability of a director (i) for breach of his duty of loyalty to the Company or to its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions for which the liability of a director is expressly provided by an applicable statute, or (iv) in respect of any transaction from which a director received an improper personal benefit. Pursuant to the Restated Articles of Incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

ITEM 2.           EXHIBITS.

                  4.1 Restated Articles of Incorporation (incorporated by reference from Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the Quarter ended July 30,
                           1994).

                  4.2 Bylaws, as amended (incorporated by reference from Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended February 1, 1997).

                  4.3 Form of Common Stock certificate (incorporated by reference from Exhibit 4.3 to the Company's Registration Statement on Form S-1
                           (Reg. No. 33-45949)).

                  4.4 Employment Agreement dated as of January 31, 1991, by and between the Company and David H. Edwab, including the First Amendment thereto dated as of September 30, 1991 (incorporated by reference from Exhibit 4.4 to the Company's Registration Statement on Form S-1 (Registration No. 33-45949)).

                  4.5 Second Amendment effective as of January 1, 1993, to Employment Agreement dated as of January 31, 1991, by and between the Company and David H. Edwab (incorporated by reference from Exhibit 4.5 to the Company's Registration Statement on Form S-1 (Registration No. 33-60516)).

                  4.6 Second [sic] Amendment, dated as of April 12, 1994, to Employment Agreement dated as of January 31, 1991 (incorporated by reference from Exhibit 4.6 to the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995).

                  4.7      Registration Rights Agreement dated as of
                           November 18, 1998, by and among the Company and Marpro Holdings, Inc., MGB Limited Partnership, Capital D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra Cerberus



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                           Fund, Ltd., Styx International Ltd., The Long
                           Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P. and Styx Partners, L.P. (incorporated by reference from Exhibit 4.13 to the Company's Registration Statement on Form S-3 (Registration
                           No. 333-69979)).

                  4.8 Support Agreement dated February 10, 1999, between the Company, Golden Moores Company, Moores Retail Group Inc. and Marpro Holdings, Inc., MGB Limited Partnership, Capital D'Amerique CDPQ Inc., Cerberus International, Ltd., Ultra Cerberus Fund, Ltd., Styx International Ltd., The Long Horizons Overseas Fund Ltd., The Long Horizons Fund, L.P. and Styx Partners, L.P. (incorporated by reference from Exhibit 4.2 to the Company's Current Report on Form 8-K).

                  4.9 Revolving Credit Agreement dated as of February 5, 1999, by and among the Company and NationsBank of Texas N.A. and the Banks listed therein, including form of Revolving Note (incorporated by reference from Exhibit 4.13 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30,
                           1999).

                  4.10 Term Credit Agreement dated as of February 5, 1999, by and among the Company, certain subsidiaries of the Company and NationsBank of Texas N.A. and the Banks listed therein, including form of Term Note (incorporated by reference from Exhibit 4.14 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

                  4.11 Revolving Credit Agreement dated as of February 10, 1999, by and among the Company, certain subsidiaries of the Company and Bank of America Canada and the Banks listed therein, including form of Revolving Note (incorporated by reference from Exhibit 4.15 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

                  4.12 Certificate of Designation, Preferences, Limitations and Relative Rights of the Series A Special Voting Preferred Stock (incorporated by reference from Exhibit 3.3 to the Company's Annual Report on Form 10-K for the fiscal year ended January 30, 1999).

                  4.13 Articles of Amendment to the Restated Articles of Incorporation (incorporated by reference from Exhibit
                           3.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended July 31, 1999).





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                                    SIGNATURE


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  THE MEN'S WEARHOUSE, INC.



                                  By:             /s/ GARY G. CKODRE
                                     -------------------------------------------
                                                      Gary G. Ckodre
                                                Vice President - Finance and
                                      Principal Financial and Accounting Officer



Dated: August 31, 2000




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